EXHIBIT 10.1

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (“this Agreement”), dated as of November 21, 2014 is by and between PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”) and Gel-Del Technologies, Inc., a Minnesota corporation (“Gel-Del”).

WHEREAS, Gel-Del intends and desires, subject to shareholder approval, to enter into and effect a statutory share exchange transaction resulting in an exchange by Gel-Del shareholders pro rata of 100% of all outstanding Gel-Del capital stock to PetVivo for Four Million One Hundred Fifty Thousand (4,150,000) shares of common stock of PetVivo pursuant to the terms and conditions of this Agreement (the “Stock Exchange”); and

FURTHER WHEREAS, PetVivo likewise intends and desires, subject to shareholder approval, to enter into and effect the Stock Exchange; and

FURTHER WHEREAS, the Stock Exchange is intended to constitute a business combination reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, now enter into and approve this definitive agreement as follows:

ARTICLE I

Exchange of Shares

Section 1.01. Exchange of Gel-Del for PetVivo Shares. At the Closing hereof, Gel-Del and its shareholders on a pro rata basis shall complete a statutory stock exchange transaction with PetVivo which results in PetVivo acquiring 100% of all capital stock of Gel-Del in exchange for Four Million One Hundred Fifty Thousand (4,150,000) shares of common stock of PetVivo, par value $.001 per share, which PetVivo common stock shall be issued to Gel-Del shareholders in such amounts based upon the pro rata ownership percentage of each shareholder of Gel-Del. All preferred shares of Gel-Del and any options or warrants or other convertible or exercisable securities of Gel-Del shall be converted or exercised into common shares of Gel-Del immediately prior to the closing hereof. The issuance of PetVivo common stock in the Share Exchange is in addition to all stock issued to Gel-Del by PetVivo prior to this business combination between the parties hereto.

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Section 1.02. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on or before March 31, 2015 (the “Closing Date”) provided that all conditions precedent and obligations of the parties hereto to consummate this Agreement have been satisfied or waived, at such location in the Minneapolis/St. Paul metropolitan area as mutually determined by Gel-Del and PetVivo.

Section 1.03. Access and Confidentiality.

Access – Each party hereto shall provide the other party, its legal counsel and auditor or other representatives, with such information as the requesting party from time to time reasonably may request, and shall permit the other party and its representatives reasonable access, during regular business hours and upon reasonable notice, to the offices, properties, books and records (including all financial, accounting and bank account records, current or pending or potential vendor and customer lists, and material contracts or commitments) of the party, as the requesting party may from time to time reasonably request. Any costs related to requests pursuant to this section shall be assumed by the requesting party.

Confidentiality – Unless required by law, prior to and after the Closing Date of this Agreement, both parties hereto shall not use or disclose to any third person any information made available to each of them by the other party in connection with the respective business, properties, assets, technology, capital structure, identity of shareholders, or any other material matter, unless such disclosure is consented to in writing by the other party. Without limitation, this material obligation of confidentiality shall apply to current business and development practices, strategies, technologies, and future business relationships of either party hereto or their subsidiaries and affiliates and shall be governed by the Confidentiality Agreement entered into by the two Parties dated August 1, 2013.

ARTICLE II

Representations and Warranties of Gel-Del

Gel-Del hereby represents and warrants to PetVivo the following:

Section 2.01. Good Title. The Gel-Del shareholders are the record and beneficial owners, and have good and marketable title to their respective Gel-Del Shares with the right and authority to sell and deliver such Gel-Del Shares to PetVivo as provided herein. Upon closing the Stock Exchange, PetVivo will receive good title to such Gel-Del Shares, free and clear of all liens, security interests, pledges, and claims of any kind.

Section 2.02. Power and Authority. Gel-Del has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions required by this Agreement. All acts required to be taken by Gel-Del to enter into this Agreement have been properly taken, and this Agreement constitutes a legal, valid and binding obligation of Gel-Del. When executed and delivered, and after approval by the Gel-Del shareholders, this Agreement will be enforceable against Gel-Del in accordance with its terms.

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Section 2.03. Non-Registered Restricted Securities. Gel-Del understands that the shares of PetVivo to be issued in the Stock Exchange have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities registration laws and, if issued in accordance with the provisions of this Agreement, will be issued as restricted securities by reason of exemptions from such registration provisions. The shares issued by PetVivo in the Share Exchange will be acquired by Gel-Del shareholders in a transaction not involving a public offering and thus may not be resold without registration under the federal Securities Act or the existence of an exemption therefrom.

Section 2.04. Legends It is understood that the shares of PetVivo issued in the Stock Exchange will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTIONS FROM REGISTRATION AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE SEC REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION, AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.

Any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 2.05. Investor Qualifications. Each Gel-Del Shareholder is either an “accredited investor” within the meaning of Rule 501 under the Securities Act or a sophisticated investor.

Section 2.06. General Gel-Del Acknowledgments. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, pending against Gel-Del, or any of Gel-Del’s assets or properties. There is no judgment, decree or order or pending action or legal proceeding against any Gel-Del Shareholder that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending against Gel-Del or any of Gel-Del's assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending against Gel-Del. Gel-Del has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it or the conduct of its business.

Section 2.07. Organization, Standing and Power. Gel-Del and its subsidiaries are duly incorporated or organized, validly existing and in good standing under the laws of the State of Minnesota and have the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to own, lease or otherwise hold their properties and assets and to conduct their businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, would not reasonably be expected to have a material adverse effect on Gel-Del or its ability to perform its obligations under this Agreement. Gel-Del is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary. Gel-Del has delivered to PetVivo true and complete copies of the articles of incorporation and bylaws of Gel-Del and its subsidiaries, each as amended to the date of this Agreement. Gel-Del has two wholly owned subsidiaries which have been disclosed previously to PetVivo.

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Section 2.08. Capital Structure. As of the date of Closing, the outstanding capital structure of Gel-Del shall consist of approximately 9.3 million issued and outstanding shares fully diluted and held by such persons and in such amounts as are set forth on the stock register of Gel-Del attached hereto as Schedule 2.08. All outstanding Gel-Del Shares are duly authorized, validly issued, fully paid and non assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the Gel-Del Articles of Incorporation and Bylaws, or any material contract to which Gel-Del is a party or otherwise bound. Except for those options and warrants issued by Gel-Del as set forth on Schedule 2.08 attached hereto, there are no other issued options and warrants to purchase shares of Gel-Del common stock. Except for the foregoing, no other shares of common or preferred stock of Gel-Del are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes or other indebtedness of Gel-Del convertible into, or exchangeable for, any securities of Gel-Del except for those listed in Schedule 2.08 attached hereto. Except for the above-enumerated options and warrants, as of the date of this Agreement, there are no other options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Gel-Del is a party or by which Gel-Del is bound (i) obligating Gel-Del to issue, deliver or sell, or cause to be issued, delivered or sold, additional Gel-Del common or preferred shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Gel-Del common or preferred shares or other equity interest in Gel-Del, or any Gel-Del Debt, (ii) obligating Gel-Del to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the common or preferred shares of Gel-Del.

Section 2.09. No Conflicts; Consents.

(a) The execution and delivery by Gel-Del of this Agreement does not, and the consummation of the Stock Exchange and compliance with the terms hereof, will not, conflict with, or result in any material violation of or material default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of Gel-Del under any provision of (i) the Gel-Del Articles of Incorporation and Bylaws, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which Gel-Del is a party or by which any of its respective properties or assets is bound, or (iii) any material judgment, order or decree or material law applicable to Gel-Del or its properties or assets.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Gel-Del in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Exchange.

Section 2.10. Taxes. Gel-Del has timely filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been satisfied. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Gel-Del know of no basis for any such claim. Promptly after the execution of this Agreement by the Parties, Gel-Del shall deliver to PetVivo copies of all tax returns filed for 2011, 2012 and 2013. If applicable, Gel-Del has established an adequate reserve reflected on its financial statements for any outstanding taxes payable by Gel-Del. No material deficiency with respect to any taxes has been proposed, asserted or assessed against Gel-Del.

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Section 2.11. Benefit Plans and Employment Contracts. Gel-Del does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Gel-Del other than those benefits and/or plans identified in Schedule 2.11 attached hereto. With the exception of those certain employment agreements with David B. Masters, Randall A. Meyer, Donna Paddock and Ed Wink, as of the date of this Agreement, there are no further employment, consulting, indemnification, severance or termination agreements or arrangements between Gel-Del and any current or former employee, officer or director of Gel-Del nor does Gel-Del have any general severance plan or policy.

Section 2.12. Litigation. There is no formal action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending against or affecting Gel-Del, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign). Neither Gel-Del nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any legal action involving a claim or violation of or liability under federal or state securities laws.

Section 2.13. Compliance with Applicable Laws. To the best of its knowledge, Gel-Del is in material compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Gel-Del.

Section 2.14. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with Stock Exchange based upon arrangements made by or on behalf of Gel-Del.

Section 2.15. Contracts. Other than the contracts listed in Schedule 2.15 attached hereto, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Gel-Del. As used herein a “material contract” shall be defined as any agreement that requires annual payments in excess of $50,000. Except for those matters identified on Schedule 2.15, Gel-Del is not in material violation of or in material default under any material contract to which it is a party or by which it or any of its properties or assets is bound.. Gel-Del's execution of this Agreement and the consummation of the Stock Exchange contemplated herein would not violate any contract to which Gel-Del is a party, nor will it trigger any change of control covenant by which Gel-Del is bound with the exception of the SBA loan identified in Schedule 2.15.

Section 2.16. Title to Properties. Gel-Del does not own any real property. Gel-Del and its subsidiaries, as the case may be, have leasehold interests in, all of their properties and assets used in the conduct of their businesses. Gel-Del owns property, including but not limited to intellectual property, equipment, furniture, electronics and other personal property. All such assets and properties, other than assets and properties in which Gel-Del has leasehold interests, are free and clear of all liens, with the exception of a lien related to a SBA loan and liens that, in the aggregate, do not and will not materially interfere with the ability of Gel-Del to conduct business as currently conducted.

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Section 2.17. Intellectual Property. Gel-Del owns, maintains a valid license to or otherwise has the right to use, all Intellectual Property material to the conduct of the business of Gel-Del taken as a whole, with the exception of the security interest related to the above referenced SBA loan. No claims are pending or, to the knowledge of Gel-Del, threatened that Gel-Del is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of Gel-Del, no person is infringing the rights of Gel-Del with respect to any Intellectual Property of Gel-Del.

Section 2.18. Insurance. Gel-Del holds the following insurance policies: Product Liability Insurance, General Liability and Casualty Insurance, Directors & Officers Liability Insurance, Workers’ Compensation Insurance, Employee Health Insurance and Life Insurance related to SBA Loan. PetVivo will continue or acquire similar insurance policies as identified herein or as required to effectively perform the desired business of the Parties after the Closing of this Stock Exchange.

Section 2.19. Transactions With Affiliates and Employees. Except as set forth on Schedule 2.19 attached hereto, none of the officers, directors or shareholders of Gel-Del and, to the knowledge of Gel-Del, none of the employees or independent contractors of Gel-Del are presently a party to any transaction with Gel-Del (other than for services as employees, contractors, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Gel-Del, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 2.20. Labor Matters. There are no collective bargaining or other labor union agreements to which Gel-Del is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Gel-Del, is imminent with respect to any of the employees of Gel-Del.

Section 2.21. ERISA Compliance. With the exception of a discretionary contribution Simplified Employee Pension (SEP) plan set forth on Schedule 2.21, Gel-Del does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Gel-Del Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Gel-Del.

Section 2.22. Disclosure. All disclosure provided to PetVivo and its representatives regarding Gel-Del, its business and the Stock Exchange, furnished by or on behalf of Gel-Del (including Gel-Del's representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 2.23. Foreign Corrupt Practices. Neither Gel-Del, nor, to Gel-Del's knowledge, any director, officer, agent, employee or other person acting on behalf of Gel-Del has, in the course of its actions for, or on behalf of, Gel-Del: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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Section 2.24. Licenses and Permits. Gel-Del has obtained and maintains all material federal, state, local and foreign licenses, permits, consents, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of Gel-Del as presently conducted and as proposed to be conducted for its intended business status and operations. Gel-Del is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications.

Section 2.25. Environmental Laws. Gel-Del: (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a material adverse effect on Gel-Del or its business or properties. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 2.26. Indebtedness. Except as set forth on Schedule 2.26, Gel-Del: (i) does not have any outstanding Indebtedness including obligations for borrowed money or any other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any material contingent obligations, (ii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which is expected to have a material adverse effect on Gel-Del or its business or properties.

ARTICLE III

Representations and Warranties of PetVivo

For purposes of this Article III, the term “PetVivo” collectively refers to PetVivo and its wholly owned subsidiary.

PetVivo represents and warrants as follows to Gel-Del that:

Section 3.01. Organization, Standing and Power. PetVivo is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. PetVivo is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have material adverse effect on PetVivo. PetVivo has delivered to Gel-Del true and complete copies of currently outstanding Articles of Incorporation as amended, and currently outstanding Bylaws as amended. PetVivo has one subsidiary, PetVivo Inc., a Minnesota corporation.

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Section 3.02. Subsidiaries; Equity Interests. Except for the aforementioned subsidiary, PetVivo does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity.

Section 3.03. Capital Structure. The authorized capital stock of PetVivo consists of Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.001, and Twenty Million (20,000,000) shares of preferred stock, par value $.001 per share, of which Seven Million Six Hundred Twenty Thousand Three Hundred and Fourteen (7,620,314) shares of common stock are outstanding and no shares of preferred stock are outstanding. PetVivo also has no outstanding stock purchase warrants or options for the purchase of shares of its common or preferred stock. Other than certain convertible debt securities set forth on Schedule 3.03, PetVivo has no other shares of capital stock reserved for issuance. All outstanding shares of the capital stock of PetVivo are, and all such shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Articles of Incorporation and Bylaws of PetVivo, or any contract to which PetVivo is a party or otherwise bound. Except for certain convertible debt set forth on Schedule 3.03 attached hereto and already disclosed in the SEC filings and financial statements of PetVivo, there are no bonds, debentures, notes or other indebtedness of PetVivo convertible into, or exchangeable for, capital stock of PetVivo. Except as set forth in Schedule 3.03, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which PetVivo is a party or by which it is bound (i) obligating PetVivo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, PetVivo (ii) obligating PetVivo to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of PetVivo. Except as specifically described this Agreement and as set forth on Schedule 3.3 to this Agreement, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling PetVivo to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for PetVivo Common Stock or Preferred Stock. The Company has not granted registration rights to any person.

Section 3.04. Authority; Execution and Delivery; Enforceability. The execution and delivery by PetVivo of this Agreement and the consummation by PetVivo of the Stock Exchange have been duly authorized and approved by the Board of Directors of PetVivo, and will be subject to shareholder approval pursuant to the statutory laws of the State of Nevada. This Agreement constitutes a legal, valid and binding obligation of PetVivo, enforceable against PetVivo in accordance with the terms hereof.

Section 3.05. No Conflicts; Consents.

(a) The execution and delivery by PetVivo of this Agreement, does not, and the consummation of the Stock Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of PetVivo under, any provision of (i) the Articles of Incorporation and Bylaws of PetVivo, (ii) any material contract to which PetVivo is a party or by which any of its properties or assets is bound or (iii) any material Judgment or material Law applicable to PetVivo or its properties or assets.

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(b) No Consent of, or registration, declaration or filing with, or permit from, any governmental entity or agency is required to be obtained or made by or with respect to PetVivo in connection with the execution, delivery and performance of this Agreement or the consummation of the Stock Exchange, other than certain standard disclosure filings with the SEC and relevant state securities agencies, and filings of a Plan of Exchange with the Secretaries of State of Nevada and Minnesota.

Section 3.06. Securities Law Compliance.

(a) PetVivo has complied with all of the applicable requirements of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”) and the Securities Act of 1933, as amended (the “ Securities Act ”). PetVivo has filed all required filings with the SEC pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “PetVivo SEC Documents”).

(b) As of its respective filing date, each PetVivo SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such PetVivo SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the PetVivo SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PetVivo included in the PetVivo SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of PetVivo as of the respective filing dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 3.07. Absence of Certain Changes or Events. Except as set forth on Schedule 3.07 attached hereto, from the date of the 2013 audited financial statements included in the PetVivo SEC Documents to the date of this Agreement, PetVivo has conducted its business only in the ordinary course, and during such period there has not been and of the following initiated or carried forward from any prior period:

(a) any material change in the assets, liabilities, financial condition or operating results of PetVivo from that reflected in the PetVivo SEC Documents, except changes in the ordinary course of business;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by PetVivo of a valuable right or of a material debt owed to it;

(d) any material satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by PetVivo, except in the ordinary course of business;

(e) any material change to a material contract by which PetVivo or any of its assets is bound or subject;

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(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of PetVivo;

(g) any resignation or termination of employment of any officer or director of PetVivo;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by PetVivo with respect to any of its material properties or assets;

(i) any loans or guarantees made by PetVivo to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any PetVivo capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by PetVivo;

(k) any alteration of PetVivo’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to certain conversions to common stock of accrued officer salaries at market prices;

(m) any arrangement or commitment by PetVivo to do any of the things described in this Section 3.07.

Section 3.08 Taxes. PetVivo has filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid. There are no unpaid taxes of any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of PetVivo know of no basis for any such claim. PetVivo has an adequate reserve for any outstanding taxes payable by PetVivo, and no deficiency with respect to any taxes has been proposed, asserted or assessed against PetVivo. There are no liens for Taxes on the assets of PetVivo, and PetVivo is not bound by any agreement with respect to Taxes.

Section 3.09. Employment and Benefit Plans. PetVivo does not have any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of PetVivo. As of the date of this Agreement, there are no written employment, consulting, indemnification, severance or termination agreements or arrangements between PetVivo and any current or former employee, officer or director of PetVivo. It is understood by the parties hereto, however, that employment agreements for officers of PetVivo will be in place before the Closing of the Stock Exchange and that the terms and conditions of such agreements shall be subject to the approval of the PetVivo board of directors and each of the parties thereto prior to Closing.

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Section 3.10. ERISA Compliance; No Benefit Plans. PetVivo does not maintain or make contributions to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of PetVivo.

Section 3.11. Litigation. There is no claim, dispute, action, suit, proceeding or investigation pending or, to the knowledge of PetVivo, threatened, against or affecting the existing or contemplated business of PetVivo, or challenging the validity or propriety of the transactions contemplated by this Agreement, at law or in equity or admiralty or before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor to the knowledge of PetVivo, has any such claim, dispute, action, suit, proceeding or investigation been pending or threatened, during the twelve (12) month period preceding the date hereof. There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or materially affecting the existing or contemplated business of PetVivo. PetVivo has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business or securities.

Section 3.12. Compliance with Applicable Laws. PetVivo is in material compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes. PetVivo has not received any written communication during the past two years from a governmental entity or agency that alleges PetVivo is not in compliance in any material respect with any applicable Law.

Section 3.13. Contracts. Except as disclosed herein and including the license agreement with Gel-Del, there are no contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of PetVivo taken as a whole. PetVivo is not in material violation of or in material default under any contract to which it is a party or by which it or any of its properties or assets is bound. PetVivo’s execution of this Agreement and the consummation of the Stock Exchange will not violate any contract to which PetVivo is a party.

Section 3.14. Title to Properties. PetVivo has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which PetVivo has leasehold interests, are free and clear of all and any liens which do or would materially interfere with the ability of PetVivo to conduct business as currently, or proposed to be, conducted. PetVivo has complied in all material respects with the terms of all leases to which it is a party or under which it is in occupancy.

Section 3.15. Intellectual Property. PetVivo owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of its business taken as a whole. Schedule 3.15 attached hereto sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of PetVivo. No claims are pending or, to the knowledge of PetVivo, threatened that PetVivo is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of PetVivo, no person is infringing the rights of PetVivo with respect to any Intellectual Property Right.

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Section 3.16. Labor Matters. There are no collective bargaining or other labor union agreements to which PetVivo is a party or by which it is bound. No material labor dispute exists or, to the knowledge of PetVivo, is imminent with respect to any of the employees of PetVivo.

Section 3.17. Transactions With Affiliates and Employees. None of the officers, directors or employees of PetVivo is presently a party to any transaction with PetVivo or any PetVivo subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of contract services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or, to the knowledge of PetVivo, any entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner of such entity.

Section 3.18. No Additional Agreements. PetVivo does not have any agreement or understanding with any Gel-Del Shareholder with respect to the Share Exchange other than as included in this Agreement.

Section 3.19. Indebtedness. Other than obligations set forth on Schedule 3.19 attached hereto, PetVivo has no outstanding indebtedness for borrowed money or loans or other obligations evidenced by secured or unsecured notes, bonds, debentures or similar instruments including any material contingent obligations. PetVivo is not in material violation of any term of or in material default under any contract, agreement or instrument relating to any indebtedness.

ARTICLE IV

Deliveries

Section 4.01. Deliveries of Gel-Del. Unless such deliveries are waived by PetVivo prior to Closing, at or prior to Closing, Gel-Del shall deliver to PetVivo:

(a) A certificate from the Chief Executive Officer of Gel-Del evidencing a properly noticed and held shareholder meeting of Gel-Del in compliance with Minnesota Statutes, whereby the shareholders of Gel-Del approved and consented to this Agreement and the Stock Exchange by a vote of at least a majority of all issued and outstanding shares of preferred and common stock of Gel-Del;

(b) a list of all shareholders of Gel-Del including their full names, addresses and Social Security or federal Tax ID numbers, as the case may be, the number of common shares of Gel-Del owned by each of them, and the number of PetVivo common shares to be issued to each of them pursuant to the ratio of the Stock Exchange, which list shall be certified by the Chief Executive Officer of Gel-Del;

(c) a certificate certified by the Chief Executive Officer of Gel-Del representing that, at Closing, Gel-Del shall own and possess valid title to all property owned by Gel-Del, including all Intellectual Property Rights, and further confirming the accuracy and survival of the representations and warranties of Gel-Del contained in this Agreement, and covering such additional matters as PetVivo may reasonably request;

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(d) an executed copy of the Plan of Exchange required to be filed with the Secretary of State of Minnesota in order for this statutory Stock Exchange to become effective, which will be prepared by legal counsel of PetVivo;

(e) a certificate from Gel-Del, signed by its Chief Executive Officer, certifying the attached copies of the Gel-Del Articles of Incorporation and amendments thereto, Gel-Del Bylaws and the resolutions of the Board of Directors of Gel-Del approving this Agreement and Stock Exchange, are all true, complete and correct and remain in full force and effect; and

(f) if requested by PetVivo, the results of UCC, judgment lien and tax lien searches with respect to Gel-Del and its business and subsidiaries, the results of which indicate no liens of the assets or business of Gel-Del or its subsidiaries.

Section 4.02. Deliveries of PetVivo. Unless waived by Gel-Del, at or prior to Closing, PetVivo shall deliver to Gel-Del:

(a) a certificate from the Chief Executive Officer of PetVivo evidencing written consent and approval of this Agreement and the Stock Exchange by at least a majority of the outstanding common stock of PetVivo, all in compliance with Nevada statutory law;

(b) a certificate from PetVivo, signed by its Chief Executive Officer, certifying the attached copies of the PetVivo Articles of Incorporation and amendments thereto, PetVivo Bylaws and the resolutions of the Board of Directors of PetVivo approving this Agreement and the Stock Exchange, are all true, complete and correct and remain in full force and effect;

(c) the election or appointment of officers and directors of PetVivo and Gel-Del to serve upon Closing as set forth in this Agreement;

(d) completed and executed employment agreements to become effective upon Closing as set forth in this Agreement;

(e) approval by both parties hereto of the operations budget required by this Agreement; and evidence of Gel-Del’s timely receipt of each Interim Funding Payment due under Section 5.03(c) hereof (or within the 3 day cure period provided);

(f) a copy of written instructions from PetVivo to its independent stock transfer agent dated as of the Closing Date and directing this transfer agent to promptly issue and deliver PetVivo common stock certificates to all Gel-Del shareholders pursuant to and in such amounts as set forth on the certified list provided to PetVivo by Gel-Del.

(g) Delivery of documents and 8-K. All the documents necessary to be filed with local, state and federal authorities, including without limitation the Form 8-K, are prepared. In particular, Pet Vivo shall prepare and deliver to counsel for Gel-Del for review a Form 8-K filing, as required to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the execution of this Agreement.

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ARTICLE V

Conditions to Closing

Section 5.01. Gel-Del Conditions Precedent. Unless waived in writing by Gel-Del, the obligations of Gel-Del to enter into and complete the Closing and Stock Exchange is subject to the fulfillment by the Closing Date of the following conditions:

(a) Representations and Covenants. The representations and warranties of PetVivo contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. PetVivo shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by PetVivo on or prior to the Closing Date or as of the due date for required monthly payments. PetVivo shall have delivered to Gel-Del, a certificate signed by its Chief Executive Officer and dated the Closing Date, to the foregoing effect.

(b) Private Placement Financing Completed. PetVivo shall have secured at least One Million Five Hundred Thousand Dollars ($1,500,000) in equity financing which financing shall have closed and all funds received by PetVivo simultaneously with or prior to the Closing Date (the “Financing”). The equity financing shall be an exempt offering pursuant to a private placement of PetVivo’s Common Stock to accredited investors within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The pricing of the Common Stock and the number of shares issuable shall be made based upon a discount to the market price of PetVivo’s Common Stock on Closing or at such other time as the parties may agree, from time to time.

(c) Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the Stock Exchange or to seek damages or a discovery order in connection with the Stock Exchange, or which has or may have, in the reasonable opinion of Gel-Del a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of PetVivo or Gel-Del.

(d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement which has had or is reasonably likely to cause a material adverse effect to PetVivo or its business.

(e) SEC Reports. PetVivo shall have filed all reports and other documents required to be filed by PetVivo under the U.S. federal securities laws through the Closing Date.

(f) Public Stock Quotation. PetVivo shall have maintained its status as a company whose common stock is quoted daily for trading over-the-counter, and PetVivo shall not have received any notice that any reason shall exist as to why such publicly trading status shall not continue immediately following the Closing.

(g) Deliveries. The deliveries specified in Section 4.02 shall have been made by PetVivo.

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(h) No Suspension of Trading in PetVivo Stock. Trading in PetVivo Common Stock shall not have been suspended by the SEC or any trading or quotation market at any time since the date of execution of this Agreement.

(i) FINRA. PetVivo shall retain its good standing as a publicly traded company quoted on the OTCMARKETS under the symbol “PETV" or such new symbol as FINRA may designate. There is no action or proceeding pending or, to PetVivo’s knowledge, threatened against PetVivo by The Financial Industry Regulatory Authority ("FINRA") or any other regulatory or self regulatory organization with respect to any intention by such entity to prohibit or terminate the quotation of PetVivo Common Stock on the OTCMARKETS.

(j) DTC. PetVivo shall be Depository Trust Company (“DTC”) eligible and listed in transferable status and shall not be subject to any DTC “chills” or “locks.”

(k) Tax Filings. PetVivo shall be current in filing all tax returns required and have paid all taxes reported as due thereon.

(l) Shareholder Approval and Action. Gel-Del shall have received the affirmative vote of a majority of its shareholders approving the Closing of this Agreement and the transactions contemplated hereunder. On or before Closing, the shareholders of Gel-Del shall have delivered to Gel-Del, the share certificates they hold representing Gel-Del stock together with duly endorsed stock powers, endorsed in blank.

Section 5.02 PetVivo Conditions Precedent. Unless waived in writing by PetVivo, the obligations of PetVivo to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of Gel-Del contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing. Gel-Del shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Gel-Del on or prior to the Closing Date. Gel-Del shall have delivered to PetVivo a certificate signed by its Chief Executive Officer and dated the Closing Date, to the foregoing effect.

(b) Litigation. No action, suit or proceeding shall have been instituted or threatened before any court or governmental or regulatory body to restrain, modify or prevent the carrying out of the Stock Exchange or to seek damages or a discovery order in connection with the Stock Exchange or which has or may have, in the reasonable opinion of PetVivo, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Gel-Del.

(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of this Agreement which has had or is reasonably likely to cause a material adverse effect to Gel-Del or its business.

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(d)  Gel-Del Preferred Stock; Options/Warrants. All outstanding preferred shares of Gel-Del shall be converted into Gel-Del common stock simultaneously with or prior to the Stock Exchange; and all outstanding options or warrants or convertible securities shall be exercised, converted or canceled, or otherwise terminated simultaneously with or prior to the Stock Exchange.

(e) Deliveries. The deliveries specified in Section 4.01 shall have been made by Gel-Del.

Section 5.03. Mutual Conditions Precedent. Unless waived in writing by both parties hereto, PetVivo and Gel-Del shall mutually complete the following matters prior to the Closing of this Agreement, and the obligations of either party hereto to enter into and complete the Stock Exchange and close this Agreement are subject to fulfillment of the following conditions:

(a) Post-Closing Board and Management. The following officers and directors of both parties hereto shall have been elected or appointed to be installed in the following board of directors and management positions effective immediately upon the Closing of the Stock Exchange and Financing:

David B. Masters	President, Chief Technical Officer and Director
John Lai	Chairman of the Board, Chief Executive Officer and Director
John F. Dolan	General Counsel, Secretary and Director
Randall A. Meyer	Chief Operating Officer and Director
[Independent Director]	Director

The parties hereto contemplate that the independent director will be mutually agreed upon, on or before Closing and with preference given to an individual selected incidental to an investment banking engagement. Any independent board members must satisfy the independence requirements of the SEC and Nasdaq in effect and as amended from time to time.

John F. Dolan and Randall A. Meyer shall serve a maximum of six months from the date of Closing and the vacancies and their successors shall be filled by two additional independent directors; one to be selected by John Lai and the other to be selected by David B. Masters.

PetVivo Management:	Chief Executive Officer– John Lai
Parent	President/Chief Technical Officer – David B. Masters Chief Operating Officer– Randall A. Meyer Secretary and General Counsel – John F. Dolan

Gel-Del Management:	Chief Executive Officer – David B. Masters
Subsidiary	Chief Operating Officer – Randall A. Meyer Secretary and General Counsel – John F. Dolan

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(b) Employment Contracts. Written executive employment agreements shall be completed, agreed to by the respective executives, and executed for management positions of David B. Masters, John Lai, Randall A. Meyer, and John F. Dolan. Among other terms, such employment contracts shall include (i) a severance provision for 18 months compensation if the executive is terminated for any reason other than cause, (ii) a provision for compensation in the event of change of control of PetVivo, (iii) in the case of Messrs. Masters and Meyer, their initial compensation shall be no less than their current salaries at Gel-Del and in the case of John Lai and John F. Dolan, their annual compensation will not be greater than either of Messrs. Masters or Meyer, and (iv) reasonable annual increase provisions and bonus provisions based on performance.

(c) Interim Funding. Within three (3) days of the execution of this Agreement, without any cure period, and as consideration for additional time requested by PetVivo to secure the Financing required to be provided simultaneously with the Closing, PetVivo shall make a loan payment to Gel-Del of $100,000 for working capital to support and continue Gel-Del development and operations effectively. Each month thereafter until the Stock Exchange and Financing are completed, PetVivo shall make additional monthly loan payments to Gel-Del of $75,000 per month (the “Interim Funding” or “Interim Funding Payments”) for working capital. PetVivo shall provide such Interim Funding Payments every thirty (30) days thereafter until Closing of the Stock Exchange and Financing. Gel-Del shall enter into and be obligated to payback PetVivo under standard promissory notes for this Interim Funding at reasonable interest rates of no more than six percent (6%) and maturity dates of at least one (1) year from the date that such Interim Funding Payments are received by Gel-Del. Upon effectiveness of the Stock Exchange, all such Interim Funding and the corresponding promissory notes will be assumed by PetVivo. In view of the thirty day Interim Funding periods identified herein, the cure period will be limited to three (3) business days following receipt of written notice of “non-Receipt” from Gel-Del to PetVivo or four (4) business days following sending notice of “non-Receipt” from Gel-Del to PetVivo; this cure period will only apply to this Section 5.03(c).

(d) Operating Budget. The parties hereto shall cooperate to mutually determine and agree to a reasonable operating budget to govern the operations of the post Stock Exchange parent company, PetVivo, and the operating subsidiaries of Gel-Del and PetVivo Inc. (the Minnesota corporation), which operating budget shall be established in accordance with reasonable market standards.

(e) Voluntary Escrow of Shares By CEO. Within five (5) business days from the execution of this Agreement, John Lai shall voluntarily place into escrow (together with stock powers endorsed in blank), 50% of the PetVivo common stock of which he is a direct or indirect beneficial owner at the time of this Agreement (the “Escrowed Shares”). Davisson & Associates, PA shall serve as Escrow Agent and each calendar quarter after PetVivo’s (i) listing on Nasdaq or the New York Stock Exchange” or (ii) receipt of five million dollars (US$5,000,000) in equity financing, one-eighth of such Escrowed Shares shall be released to Mr. Lai until after the passage of two years when there will no longer be any shares held in escrow. In order for John Lai to be entitled to have periodic releases from escrow during the two year period, PetVivo must remain listed on the Nasdaq or New York Stock Exchange or the financing must have been completed. In the event the CEO voluntarily terminates his employment or is terminated for cause pursuant to his employment contract while the aforementioned shares are held in escrow, he will forfeit to PetVivo the remaining shares not yet released from escrow, which forfeited shares will be canceled by PetVivo and no longer outstanding. The CEO will have the right to vote all Escrowed Shares throughout the escrow period unless they are forfeited and canceled pursuant to the terms herein.

(f) Issuance of Securities. Prior to Closing, PetVivo shall not enter into any agreements that would require the issuance of securities or otherwise issue any securities or rights to receive the same, including without limitation, phantom stock agreements, debt instruments, equity instruments etc., without the prior written approval of Gel-Del’s Board of Directors (i.e., David B. Masters and John F. Dolan).. As to the agreements necessary to secure the Financing the conditional approval is identified in Section 5.01(b) and the conditional approval for the Interim Funding is identified in Section 5.03(c).

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ARTICLE VI

Covenants

Section 6.01 Audit of Gel-Del Financial Statements. No later than 60 days after the date of this Agreement, Gel-Del shall deliver to PetVivo the preexisting audited financial statements for the period from January 1, 2009 to December 31, 2013 and unaudited financial statements for any subsequent interim period.

Section 6.02. Public Announcements. PetVivo and Gel-Del will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and Stock Exchange and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or regulatory agencies.

Section 6.03. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by each party incurring such fees or expenses. However, PetVivo shall provide Gel-Del all reasonable fees/expenses to complete the transaction and/or closing of this Agreement that exceed Two Thousand Five Hundred Dollars ($2,500.00).

Section 6.04. Continued Efforts. Each party hereto shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Stock Exchange, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 6.05. Indemnification. PetVivo shall indemnify and hold harmless Gel-Del and its respective managers, directors, officers and employees against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any misrepresentation or breach of any representation or warranty by PetVivo in this Agreement, including, without limitation, (a) any inaccuracy or omission with respect to the liabilities or assets disclosed by PetVivo, (b) any payment obligation of PetVivo accrued prior to the date of this Agreement, and (c) for any claim arising out of the sale of its securities. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this Section 6.05, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of any such action, provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

Gel-Del shall indemnify and hold harmless PetVivo against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses that arise from or relate or are attributable to any misrepresentation or breach of any representation or warranty of Gel-Del in this Agreement, including, without limitation, (a) any inaccuracy or omission with respect to the liabilities or assets disclosed by Gel-Del, and (b) any payment obligation of Gel-Del accrued prior to the date of this Agreement. Promptly after the assertion of any claim by a third party or the occurrence of any event which may give rise to a claim for indemnification from an indemnifying party (“Indemnitor”) under this section, an indemnified party (“Indemnitee”) shall notify the Indemnitor in writing of such claim. The Indemnitor shall have the right to assume the control and defense of such action, provided that the Indemnitee may participate in the defense of such action subject to the Indemnitor’s reasonable direction and at Indemnitee’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnitor’s consent.

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Section 6.06. Termination. This Agreement may be terminated prior to Closing by: (i) the mutual written consent of both parties hereto, (ii) PetVivo if there has been a material breach of a representation or warranty or covenant of Gel-Del and such breach has not been cured within 20 days of written notice from PetVivo, and (iii) Gel-Del if (a) there has been a material breach of a representation or warranty or covenant of PetVivo and such breach has not been cured within 20 days of written notice from Gel-Del (except for such items that are by their nature not curable and except with respect to any payment obligations related to the Interim Funding which must be cured within 3 business days); (b) Gel-Del’s shareholders have failed to duly approve this Agreement prior to the Closing Date; (c) if PetVivo’s independent auditors resign at any time after having been engaged citing a disagreement with management of PetVivo or any of its officers and/or directors as the reason therefor; and (d) in the event that there is any investigation or proceeding initiated by the SEC or FINRA related directly or indirectly to PetVivo that is not resolved to the reasonable satisfaction of Gel-Del within 20 days from the date of initiation thereof but not later than Closing.

ARTICLE VII

Miscellaneous

Section 7.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by either Party of any such matter through first class U.S. postal mail or facsimile acknowledged by the receiving party or email letter attachment acknowledged by the receiving party, using the following addresses (or at such other address for a Party as shall be specified by like notice):

If to PetVivo, to:

PetVivo Holdings, Inc.

12100 Singletree Lane

Suite 186

Eden Prairie, MN 55344

Attn: John Lai, Chief Executive Officer

With a copy to:

Robert O. Knutson

Attorney at Law

9372 Creekwood Drive

Eden Prairie, Minnesota 55347

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If to Gel-Del, to:

1000 Westgate Drive

Suite 127

St. Paul, Minnesota 55114

Attn: David B. Masters, Chief Executive Officer

With a copy to:

Davisson & Associates, PA

4124 Quebec Avenue North, Suite 306

Minneapolis, MN 55427

Attn: Peder K. Davisson, Esq.

Section 7.02. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Gel-Del and PetVivo. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party hereto to exercise any right hereunder in any manner impair the exercise of any such right.

Section 7.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Stock Exchange contemplated hereby is not affected in any manner materially adverse to any Party.

Section 7.04. Entire Agreement; Survival of Terms. This Agreement and the Financing constitutes the entire agreement between the parties hereto relating to the Stock Exchange, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Stock Exchange. The Parties hereto specifically reserve their respective rights under that certain license agreement between themselves. All provisions of this Agreement that by their nature are intended to survive the Closing or the termination of this Agreement shall so survive, including without limitation, the representations and warranties contained herein.

Section 7.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in Minnesota and the parties hereby waive any and all rights to trial by jury.

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Section 7.06. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any purported assignment without such consent shall be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, each party hereto and any respective successors and permitted assigns.

Section 7.07. Additional Deliverables. From time to time after the date hereof and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, to the other party such further instruments of sale, assignment, transfer and delivery, and take such other action as such other party may reasonably request in order to consummate the Share Exchange transaction contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Exchange Agreement as of the date first above written.

PetVivo:	PETVIVO HOLDINGS, INC.

	By:	/s/ John Lai
Name: John Lai
Title: Chief Executive Officer

Gel-Del:	GEL-DEL TECHNOLOGIES, INC.

	By:	/s/ David B. Masters
Name: David B. Masters
Title: Chief Executive Officer

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